Exhibit 8.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1	HOUSTON
713.229.1234	LONDON
FAX +1	MOSCOW
713.229.1522	NEW YORK
www.bakerbotts.com	RIYADH
WASHINGTON

May 28, 2008
Carrizo Oil & Gas, Inc.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
          In connection with the issuance by Carrizo Oil & Gas, Inc. Inc., a Texas corporation (the “Company”), of $373,750,000 principal amount of 4.375% Convertible Senior Notes due 2028 (the “Notes”), pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-142346) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated May 21, 2008, as supplemented by the prospectus supplement related to the Notes dated May 21, 2008 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain U.S. federal income tax matters in connection with the Notes are being passed upon for you by us.
          In arriving at the opinion expressed below, we have examined and relied upon the Registration Statement and the Prospectus, representations made to us by representatives of the Company (which we have assumed to be correct without regard to any knowledge qualifiers), and such other materials and documents as we have deemed appropriate. We have assumed the accuracy of the matters described in these documents and representations and that the transactions described in the Registration Statement and the Prospectus will take place as stated therein. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
          Subject to the limitations, qualifications, and assumptions set forth herein and in the discussion set forth in the Prospectus under the caption “Material U.S. Federal Income and Estate Tax Considerations” (the “Tax Discussion”), the Tax Discussion is our opinion, insofar as concerns conclusions of law, as to the material U.S. federal income and estate tax considerations relating to the purchase, ownership, and disposition of the Notes and the Company’s shares of common stock into which the Notes are convertible.
          Our opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of any change in fact, circumstances, or law which may alter, affect, or modify our opinion. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
          We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K. We also consent to the reference to our Firm under the heading “Material U.S. Federal Income and Estate Tax Considerations” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.